EXHIBIT  99

For Immediate Release                                Contact: John T. O'Neill
February 6, 1997                                     Telephone:  401-727-5600



                    HASBRO, INC. ANNOUNCES RECORD RESULTS
                           FOR FOURTH QUARTER 1996

     Pawtucket, RI (February 6, 1997) -- Hasbro, Inc. (HAS:ASE) today reported fourth quarter revenues of $1,106,928,000, up 8% from $1,023,688,000 in the fourth quarter of 1995. Net earnings for the quarter increased to $99,092,000 or $1.13 per share, a growth of approximately 16% from the 1995 level of $85,209,000, or $.97 per share.

     For the full year, revenues totaled $3.002 billion, an increase of 5% when compared with $2.858 billion in 1995. Net earnings for the year were $199,912,000, or $2.27 per share, up 15% from the $1.98 per share, or $174,729,000 a year ago, absent the impact of the 1995 second quarter $31,100,000 pretax charge related to a discontinued development project. The reported 1995 full year earnings were $155,571,000, or $1.76 per share.

     "I am very pleased to announce these quarterly results which represent not only fourth quarter records but records for any quarter in the Company's history." said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     "In spite of what has been described as a lackluster Christmas by the retail trade, our products performed well. Fourth quarter revenues from products sold into the United States increased by double digits - up more than 14% from those of a year ago - although revenues from those sold into the international markets were up only marginally. Products contributing to our overall growth included both the traditional and CD-ROM versions of Monopoly(R), Clue(R) and Battleship(R),as well as products such as Puzz 3-D(TM), Baby Go Bye Bye(TM) and our full Star Wars(TM) range."

     He continued, "We are proud to deliver, for our shareholders, 15% earnings per share growth for the year, even after the negative impact of costs associated with an unsolicited business combination and the closure of a manufacturing facility."

Mr. Hassenfeld concluded, "What a difference a year makes. Hasbro is stronger than ever; our senior management team is deeper and more focused; our brands are vibrant and growing, and our organization is evolving into the global marketing entity which was only a vision at this time a year ago. All this, coupled with products which will tie to a trio of blockbuster theatrical movie releases in 1997, the `Star Wars' trilogy, Steven Spielberg's `Jurassic Park - The Lost World' and the newest Batman saga, `Batman and Robin', creates much enthusiasm as we begin 1997."


                                # # #
                          (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands of Dollars and Shares Except Per Share Data)

                                   Quarter Ended           Year Ended (1)
                                --------------------    --------------------
                                 Dec. 29,   Dec. 31,     Dec. 29,   Dec. 31,
                                   1996       1995         1996       1995
                                ---------  ---------    ---------  ---------
Net Revenues                   $1,106,928 $1,023,688   $3,002,370 $2,858,210
Cost of Sales                     484,669    429,688    1,328,897  1,237,197
                                ---------  ---------    ---------  ---------
Gross Profit                      622,259    594,000    1,673,473  1,621,013
Amortization                       10,319      9,785       40,064     38 471
Royalties, Research and
 Development                      114,787    109,217      319,494    304,704
Discontinued Development Project        -          -            -     31,100
Advertising                       165,110    155,952      418,003    417,886
Selling, Distribution and
 Administration                   166,430    172,495      563,645    555,280
                                ---------    -------    ---------  ---------
Operating Profit                  165,613    146,551      332,267    273,572
Interest Expense                   11,787     13,449       31,465     37,588
Other (Income), Net                   119     (5,038)      (6,091)   (16,566)
                                ---------  ---------    ---------  ---------
Earnings Before Income Taxes      153,707    138,140      306,893    252,550
Income Taxes                       54,615     52,931      106,981     96,979
                                ---------  ---------    ---------  ---------
Net Earnings                   $   99,092 $   85,209   $  199,912 $  155,571
                                =========  =========    =========  =========

Per Common Share(2)
   Net Earnings                $     1.13 $      .97   $     2.27 $     1.76
                                =========  =========    =========  =========

   Cash Dividends Declared     $      .10 $      .08   $      .40 $      .32
                                =========  =========    =========  =========

Weighted Average Number
 of Shares                         87,710    88,141        87,904     88,253
                                =========  =========    =========  =========

(1) - 1996 consists of 52 weeks; 1995, 53 weeks.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Dec. 29,        Dec. 31,
                                                      1996            1995
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  218,971      $  161,030
  Accounts Receivable, Net                           807,149         791,111
  Inventories                                        273,247         315,620
  Other                                              187,222         157,737
                                                   ---------       ---------
  Total Current Assets                             1,486,589       1,425,498
  Property, Plant and Equipment, Net                 313,545         313,240
  Other Assets                                       901,375         877,650
                                                   ---------       ---------
  Total Assets                                    $2,701,509      $2,616,388
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  120,736      $  119,987
  Payables and Accrued Liablities                    710,082         749,877
                                                   ---------       ---------
  Total Current Liabilities                          830,818         869,864
  Long-term Debt                                     149,382         149,991
  Deferred Liabilities                                69,263          70,921
                                                   ---------       ---------
  Total Liabilities                                1,049,463       1,090,776
  Total Shareholders' Equity                       1,652,046       1,525,612
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,701,509      $2,616,388
                                                   =========       =========